As filed with the Securities and Exchange Commission on March 26, 2025

Registration Statement No. 333-266587

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-266587

UNDER

THE SECURITIES ACT OF 1933

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-2591828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1820 E. Big Beaver Road

Troy, Michigan 48083

(248) 614-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony L. Hemmelgarn

Chief Executive Officer

Altair Engineering Inc.1820 E. Big Beaver Road, Troy, Michigan 48083

(248) 614-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Ehrenberg, Esq.

Kate Basmagian, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”), originally filed by Altair Engineering Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-266587 on Form S-3 relates to the offer and sale of up to 2,935,564 shares of the Company’s Class A common stock, par value $0.0001 per share, in the aggregate by certain selling stockholders, filed with the SEC on August 5, 2022.

On March 26, 2025, pursuant to the Agreement and Plan of Merger, dated as of October 30, 2024, among the Company, Siemens Industry Software Inc., a Delaware corporation (“Siemens Industry”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Industry (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Siemens Industry.

In connection with the Merger, the Company has terminated all offering of securities pursuant to its existing Registration Statement under the Securities Act of 1933. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment. After giving effect to this Post-Effective Amendment to the Registration Statement, there will be no remaining securities registered by the Company pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 26, 2025.

ALTAIR ENGINEERING INC.

By:	/s/ Anthony L. Hemmelgarn
	Name:	Anthony L. Hemmelgarn
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.